LORD ABBETT INVESTMENT TRUST

Item 77I: Terms of new or amended securities

AMENDMENT TO REGISTRANT'S DECLARATION AND AGREEMENT OF TRUST

An Amendment to the Declaration and Agreement of Trust dated June 22, 2006 for the Lord Abbett Investment Trust is hereby incorporated by reference to the Post-Effective Amendment No. 46 to the Trust's Registration Statement filed on June 29, 2006 The Amendment established a new series of the Trust designated "Lord Abbett Diversified Equity Strategy Fund" with the following classes of shares: Class A, Class B, Class C, Class P and Class Y.